Exhibit 99.1

CORPORATE OFFICES: 2525 EAST EL SEGUNDO BOULEVARD EL SEGUNDO, CALIFORNIA 90245.4632 (310) 536.0611

January 30, 2015

BY EMAIL

Dominic DeMarco

Stadium Capital Management, LLC

199 Elm Street

New Canaan, CT 06840

Dear Dominic:

This letter is in response to your letter dated January 21, 2015 and reflects not only my views, but also those of your fellow members of the Board of Directors (the “Board”) of Big 5 Sporting Goods Corporation (the “Company”).

I wish to begin by stating that, while we value your input as a representative of our largest shareholder, suffice it to say that we strongly disagree with many of the assertions in your letter. Rather than engage in a point-by-point refutation of your misstatements we believe it best to address certain of the misconceptions expressed in your letter.

First, we are surprised by your reaction to the formation of a special committee of the Board (the “Special Committee”) to consider the shareholder proposal and other corporate governance proposals made by your employer, Stadium Capital Management, LLC (“Stadium”). One of the mandates of the Special Committee is to coordinate the working relationship between the Company and Stadium. You and Stadium have been, and remain, welcome to meet with the Special Committee and provide input regarding Stadium’s proposals. The Board will continue to meet on its regular schedule and will continue to function, with your participation, in its supervision of the business and affairs of the Company.

Second, we wish to assure you and, by way of this letter, all of our shareholders, that good corporate governance has been and remains extremely important to our Board. This commitment is demonstrated by significant governance reforms implemented by the Board in recent years, including the following:

•	Changing our Board composition by removing one non-independent director and adding two independent directors. We believe our Board as presently constituted is made up of individuals with proven experience and skills in the critical areas of retailing, corporate and business management, finance, accounting, law, information technology and corporate governance;

Dominic DeMarco

January 30, 2015

•	Adding significant new corporate governance powers and responsibilities to our Nominating and Corporate Governance Committee (the “N&CG Committee”) as set forth in its revised Charter.

Given the Board’s focus in recent years on governance reforms, we were surprised that, after having never raised governance concerns during your more than three years on the Board, Stadium–your employer–is now proceeding at lightning speed to implement certain corporate governance changes on its terms and according to its own timeline. You first raised Stadium’s three corporate governance proposals last October. At its October meeting, the N&CG Committee determined to undertake a full review of Stadium’s proposals and consider them for adoption at its next meeting in February of this year.

Rather than allowing the N&CG Committee to do its job and perform this review, Stadium proceeded to intervene in the process by submitting a specific shareholder proposal pursuant to SEC Rule 14a-8, as well as publicly filing a letter calling on other shareholders to follow suit. No other shareholders have done so. As a result of Stadium’s action, the Special Committee was formed.

Third, as discussed numerous times during your Board tenure, as a director you have a fiduciary duty to all shareholders of the Company, not simply an allegiance to Stadium and its investors. We note that Stadium’s recent activist focus presents the situation where the Company’s largest shareholder, apparently in response to the unique pressures of its own investment horizon and portfolio performance, is advancing proposals which could be advantageous to Stadium but not to our shareholders generally. These are especially important matters for a Board to consider, and your fellow directors need to be able to discuss and deliberate the terms of Stadium’s proposals confidentially with the interests of all shareholders in mind.

Lastly, we believe that your willingness to share confidential Board matters publicly to advance Stadium’s agenda further confirms the need for a Special Committee of which you are not a member.

Dominic DeMarco

January 30, 2015

In closing, we wish to assure you that the Board will continue the process of reviewing corporate governance reforms, including Stadium’s proposals, as it had planned to do. We look forward to your input in that process and to continuing to work productively with you to maximize shareholder value.

Sincerely,

/s/ Steven G. Miller
Steven G. Miller
Chairman of the Board, President and
Chief Executive Officer
Big 5 Sporting Goods Corporation